SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549

                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) July 14,1994

                     FIRST OF AMERICA BANK CORPORATION
          (Exact name of Registrant as specified in its Charter)

            Michigan                  1-10534       38-1971791
    (State or other jurisdiction    (Commission    (I.R.S. Employer
        of Incorporation or         File Number)  Identification No.)
         Organization)

                 211 S. Rose, Kalamazoo, Michigan  49007
                  Address of principal Executive Offices)

     Registrant's telephone number, including area code  616-376-9000

    Item 5.  Other Events

    (1) On June 14, 1994, First of America entered into a definitive agreement to acquire F&C Bancshares, Inc., a $406 million in assets savings and loan holding company based in Port Charlotte, Florida. It is anticipated F&C Bancshares' 3,242,209 common shares will be exchanged tax-free for shares of First of America Common Stock. The exchange ratio will equal $23.25 divided by the average closing price of First of America Common Stock during the last 15 trading days immediately prior to, but not including, the third business day before the completion of the transaction. However, the exchange ratio will not exceed .6436 and will not be less than .5519. On the basis of current market price of First of America Common Stock, the transaction has an indicated value of approximately $72 million. First of America intends to account for the acquisition as a pooling of interests. The acquisition, subject to approval by F&C Bancshares' shareholders and regulatory authorities, is currently expected to be completed by the end of 1994, and will include the merger of F&C Bancshares' subsidiary, First Federal Savings Bank of Charlotte County, into First of
         America Bank - Florida, F.S.B. Concurrently with the execution of the definitive agreement, First of America and F&C Bancshares executed a Warrant Agreement pursuant to which F&C Bancshares issued a Warrant to First of America entitling First of America to purchase up to 648,400 shares of F&C Bancshares common stock upon the occurence of certain events set forth in the Warrant Agreement.

         Effective on June 28, 1994, First of America entered into a definitive agreement to acquire Presidential Holding Company, a $224 million in assets savings and loan holding company based in Sarasota, Florida. It is anticipated Presidential's 716,188 common shares will be exchanged tax-free for shares of First of America Common Stock. The exchange ratio will equal $33.25 divided by the average closing price of First of America Common Stock during the last 15 trading days immediately prior to, but not including, the third business day before the completion of the transaction. However, the exchange ratio will not exceed .9837 and will not be less than .8735. On the basis of current market price of First of America Common Stock, the transaction has an indicated value of $24 million. First of America intends to account for the acquisition as a pooling of interests. The acquisition, subject to approval by regulatory authorities, is currently expected to be completed in the fourth quarter 1994 or first quarter 1995, with the merger of Presidential's subsidiary, Presidential Bank, F.S.B., into First of America Bank - Florida, F.S.B.

    (2) On July 14, 1994, First of America Bank Corporation ("First of America") issued a news release announcing its earnings and related financial information for the second quarter of














         1994.   The  text  of  the news  release  and the  financial
         information released with it follow.

                              PRESS RELEASE

         FIRST OF AMERICA BANK CORP. REPORTS 2ND QUARTER RESULTS;
                   2ND QTR EARNINGS PER SHARE $.88; AND
         YTD NET INCOME DOWN 5.7% WITH RETURN ON ASSETS AT 1.04%


    KALAMAZOO, Mich., July 14, 1994 -- First of America Bank Corporation (NYSE: FOA) today reported second quarter net income of $53.2 million, or $.88 per share, a decrease of 10.8 percent from net income of $59.6 million, or $1.00 per share, reported for the second quarter of 1993. Year-to-date, 1994 net income was $111.5 million, or $1.86 per share, compared with $118.2 million, or $1.98 per share, for the same 1993 period.

    Daniel R. Smith, chairman and chief executive officer, First of America Bank Corporation, stated, "Our second quarter results were obviously below our expectations. A reduced net interest margin and lower gains on the sales of loans and securities contributed to a reduction in net income when compared with last year. Additionally, unsettled financial markets lowered revenue in several areas. Mortgage banking revenues declined along with the drop in mortgage refinancing activity and mutual fund sales have flattened. These revenue shortfalls occurred while we were taking deliberate steps to expand these lines of business. We planned our added investment in these businesses because we believe that they are important to our long term earnings potential and growth in shareholder value.

    "There is good news to report," Smith continued. "A large portion of our commercial loans, residential mortgages and credit cards are variable rate loans, and as they continue to reprice over the next few weeks and months, revenues will rise. Our asset quality, always high, has improved even more, and loan growth this quarter was stronger than it has been in several years."

    Smith said, "This quarter also included our move into Florida -- an exciting development in the history of our company and the opportunity to do business in a rapidly growing area of the country. We have operated our Florida bank now for two and a half months and are on target with our plans to convert their operations to our systems this month. By year-end, we should complete two pending acquisitions which will more than double the size of our presence there. The combined impact of our acquisitions in Florida and Illinois this quarter lowered earnings per share by $.03.

    "This quarter's results should be kept in perspective," concluded Smith. "Our company is producing revenue growth -- just not as fast as we had hoped. We will continue to scrutinize planned expenses to make sure that they add more immediate benefit. Both for the remainder of 1994 and the long term, the outlook for our company remains positive."














    Return on average assets was 0.96 percent for the quarter, compared with 1.17 percent in 1993, and for the year-to-date period, it was 1.04 percent versus 1.18 percent last year. Return on average equity was 13.92 percent for the second quarter of 1994 and 14.69 percent for the six-month period, compared with
    17.16 percent and 17.35 percent for the respective 1993 periods.


    Net Interest Income and Net Interest Margin
    Net Interest Income and Net Interest Margin

    Net interest income was $234.8 million for the second quarter, an increase of 3.1 percent over last year's $227.7 million. Year-to-date, net interest income increased 3.0 percent to $461.8 million versus $448.2 million in 1993, as a result of a higher level of earning assets. Total loan growth was 9.6 percent, and excluding acquisitions during the last twelve months, it was 8.2 percent. During the second quarter of 1994 excluding acquisitions, residential mortgages grew 10.4 percent, annualized, as variable rate loans were added to the portfolio. Consumer loans were up 30.5 percent, annualized, for the quarter and 22.7 percent for the year. Commercial loans grew 11.9 percent, annualized, for the quarter.

    The net interest margin for the second quarter was 4.65 percent down from 4.92 percent in 1993. For the six-month period, the net interest margin was 4.73 percent compared with 4.92 percent a year ago. Factors compressing the margin were the repricing of a significant portion of the fixed rate credit card portfolio, growth in other consumer loans at aggressive pricing levels and the run-up in short term rates since March. In addition, the thrift deposits added in Illinois and Florida this year lowered the second quarter net interest margin by 7 basis points compared with a year ago and the year-to-date margin by 4 basis points.

    Non-interest Income
    Non-interest Income

    Non-interest income was up only slightly for the quarter and 3.7 percent for the six-month period. Both gains on the sale of securities and gains on the sale of residential mortgages were lower in 1994, while trust and financial services income, mortgage servicing income and credit card fees continued to grow.

    Traditional trust  fees were up  8.0 percent for the  quarter and
    7.4 percent for the six-month period. Financial service fees from cash management, brokerage and investment management were $5.3 million in the second quarter of 1994 versus $5.4 million a year ago; for the six-month period they increased 6.5 percent to $10.8 million in 1994 compared with $10.1 million last year.

    Income from mortgage banking activities was affected by the decreased refinancing activity, which more than offset the continued growth in the servicing portfolio. Mortgage servicing income increased to $2.4 million for the quarter, up 40.4 percent from a year ago, and for the six-month period, was $4.5 million, up 27.6 percent from last year. Residential mortgage originations during the second quarter of 1994 were $598 million versus $756 million a year ago, while gains on the sale of such loans were $1.9 million compared with $5.8 million. Year-to-date, the impact of gains on the sale of loans was $0.09 per share, down from $0.13 per share in 1993.

    Credit card fees increased, following the growth of the revolving loan portfolio. The fees, totaling $10.2 million in the second quarter of 1994 and $19.7 million in the six-month period, were up 9.1 percent and 10.2 percent, respectively.

    Gains on the sale of securities were $1.2 million in the second quarter, or $0.01 per share, compared with $2.5 million, or $0.03 per share, a year ago. For the year-to-date period, the gains were $0.09 per share versus $0.11 per share last year.

    Non-interest expense
    Non-interest expense

    Total non-interest expense increased 7.0 percent for the quarter and 6.8 percent for the year-to-date period, as a result of acquisitions, other expansion initiatives and developmental costs. Second quarter's increase of $13.3 million over last year included $5.7 million in costs and intangible amortization from the added operations of the Florida bank, LGF Bancorp, and Citizens Federal branches and $3.9 million from business line development and other expansion initiatives. Excluding these costs, non-interest expense for the quarter increased 2.0 percent. As a percent of average assets, annualized, non-interest expense was 3.69 percent for the second quarter of 1994 versus 3.75 percent a year ago and was level at 3.76 percent for the year-to-date periods for both years.

    The efficiency ratio for the second quarter was 66.23 percent in 1994 and 63.19 percent in 1993, as a result of the higher non-interest expense and the lower net interest margin. For the year-to-date periods, the efficiency ratio was 65.22 percent in 1994 and 62.76 percent in 1993. Year-to-date, the 246 basis point increase in the efficiency ratio was due in part to the net interest margin deterioration (194 basis points) and lower gains on the sales of securities and loans (53 basis points).

    Asset Quality
    Asset Quality

    Asset quality, previously at a strong level, improved even further with non-performing assets at 0.73 percent of total assets compared with 0.85 percent last year. Net charge-offs as a percent of average loans also decreased to 0.41 percent for the second quarter versus 0.47 percent a year ago. The allowance coverage of non-performing loans increased to 163 percent compared with 152 percent last year. The provision for loan losses was $2.5 million higher in the second quarter of 1994 primarily due to loan growth.















    Outlook
    Outlook

    Thomas W. Lambert, executive vice president and chief financial officer, commented, "We are especially pleased that loan growth seemed to strengthen progressively during the last quarter. With continued loan growth and the existing higher rate environment, the net interest margin should improve over the rest of the year. Revenue growth should outpace expense growth by a wider margin as well. Last year the company earned $4.14 per share and if current trends continue, we believe that we will be able to reach, or perhaps slightly exceed, that level of earnings for 1994."

    First of America Bank Corporation, headquartered in Kalamazoo, Michigan, is one of the largest bank holding companies in the Midwest with assets of over $23 billion. First of America has 611 offices in Michigan, Illinois, Indiana and Florida that serve over 325 communities. The banks engage in commercial banking, retail banking and mortgage banking, and provide trust and other financial services. Based on net income, profitability and size of franchise, First of America is ranked among the top 35 banking companies in the United States.

                              FIRST OF AMERICA BANK CORPORATION
                                     Financial Highlights



                                          Three Months Ended June 30,
                                          ---------------------------

     ($ in thousands, except per       1994        1993         % Change
     share data)                     -------      -------       ---------

     NET INCOME                      53,204       59,622            (10.8)


     EARNINGS PER SHARE

          Primary                      0.88         1.01            (12.9)
          Fully Diluted                0.88         1.00            (12.0)


     PROFITABILITY RATIOS

          Net interest margin (FTE)    4.65         4.92
          Return on average assets     0.96         1.17
          Return on average total
            equity                    13.92        17.16
          Efficiency Ratio            66.23        63.19
          Burden Ratio                 2.43         2.39

                                           Six Months Ended June 30,
                                          ---------------------------

                                       1994        1993         % Change
                                     -------      -------       ---------
















     NET INCOME                      111,524      118,220            (5.7)



     EARNINGS PER SHARE

          Primary                      1.86         2.00             (7.0)
          Fully Diluted                1.86         1.98             (6.1)


     PROFITABILITY RATIOS

          Net interest margin (FTE)    4.73         4.92
          Return on average assets     1.04         1.18
          Return on average total
            equity                    14.69        17.35
          Efficiency Ratio            65.22        62.76
          Burden Ratio                 2.39         2.35

                                                 Twelve Months Ended June 30,
                                             ------------------------------------

                                                                 Ongoing
                                                               Operations
                                        1994         1993         1993           % Change
                                     -------      -------       ---------         -------

     NET INCOME                      240,689      211,833         237,724            1.2



     EARNINGS PER SHARE

















          Primary                      4.05         3.60             4.05              --
          Fully Diluted                4.02         3.55             3.97            1.3



     PROFITABILITY RATIOS
          Net interest margin (FTE)    4.77         4.96             4.96
          Return on average assets     1.13         1.06             1.19
          Return on average total
            equity                    16.14        15.70            17.33
          Efficiency Ratio            63.95        64.54            62.38
          Burden Ratio                 2.32         2.47             2.34

                      FIRST OF AMERICA BANK CORPORATION
                            Financial Highlights




                                                      At June 30,
                                                 --------------------

     RISK BASED CAPITAL RATIOS                    1994           1993
                                               ---------      ---------

          Tier I Capital Ratio                     8.49           9.40
          Total Capital Ratio                     10.77          11.90


                                                      At June 30,
                                                 --------------------

     NON-PERFORMING ASSETS                        1994           1993
                                               ---------      ---------
          Non-accrual loans                     116,103        107,576
          Restructured loans                      9,686         12,037
          Other real estate owned                42,467         53,950
          Total non-performing assets          ---------      ---------

         Total non-performing assets            168,256        173,563
                                               =========      =========

          90 days past due loans                 10,763         36,528
          Non-performing assets to loans
          plus OREO                                1.10           1.25

          Non-performing assets as a
          % of total assets                        0.73           0.85

















                                                      At June 30,
                                                 --------------------

     ASSET QUALITY RATIOS                         1994           1993
                                               ---------      ---------
          Allowance to total loans                 1.34           1.31
          Coverage of non-performing loans       162.55         151.93
          Coverage of non-performing assets      121.52         104.70


                                                      At June 30,
                                                 --------------------

     ALLOWANCE FOR LOAN LOSSES                    1994           1993
                                               ---------      ---------

          Year-to-Date
          Balance, beginning of period          188,664        176,793
          Operating provision                    43,109         43,802
          Net charge-offs                       (29,502)       (39,119)
          Allowance of purchased/(sold) banks     2,194            253
                                               ---------      ---------
          Balance, June 30                      204,465        181,729
                                               =========      =========

          Annualized net charge-offs
              to average loans                     0.41           0.58


                                                     FIRST OF AMERICA BANK CORPORATION
                                                           Financial Highlights
                                                    Consolidated Statements of Earnings



                                                 Three Months Ended June 30,                     Six
                                                                                                  Months
                                                                                                      Ended
                                                                                                         June
                                                                                                           30,
                                             -----------------------------------            -----------------------------------
     ($ in thousands, except per share       1994            1993          % Change         1994            1993          %
                                                                                                        Change
     data)                               -----------      -----------     ---------     -----------      -----------     ---------

     Total Interest Income                  387,664          382,256           1.4          750,104         759,354
                                                                                                                              (1.2)
     Total Interest Expense                 152,874          154,561          (1.1)         288,333         311,203
                                                                                                                              (7.3)
                                         -----------      -----------     ---------      -----------     -----------      ---------

     Net Interest Income                    234,790          227,695           3.1          461,771         448,151
                                                                                                                               3.0

     Provision for loan losses               22,501           20,029          12.3           43,109          43,802
                                                                                                                              (1.6)
                                         -----------      -----------     ---------      -----------     -----------      ---------

     Net Interest Income After              212,289          207,666           2.2          418,662         404,349
                                                                                                                               3.5

     Provision                           -----------      -----------     ---------      -----------     -----------      ---------
     Non-interest Income

          Service charges on deposit         22,292           21,687           2.8           42,600          41,780
                                                                                                                               2.0

          accounts                           20,657           19,637           5.2           40,970          38,239
                                                                                                                               7.1

          Trust and financial services        1,216            2,470         (50.8)           8,715           9,692
                                                                                                                             (10.1)
          income                             25,650           25,644             --          54,131          51,494
                                                                                                                               5.1

          Investment securities          -----------      -----------     ---------      -----------     -----------      ---------
          transactions
          Other non-interest income
              Total non-interest income      69,815           69,438           0.5          146,416         141,205
                                                                                                                               3.7

                                         -----------      -----------     ---------      -----------     -----------      ---------

     Non-interest Expense
















          Personnel                         108,873          101,915           6.8          213,495         200,605
                                                                                                                               6.4

          Occupancy and equipment, net       28,262           26,161           8.0           56,603          53,880
                                                                                                                               5.1

          Amortization of intangibles         4,049            2,051          97.4            6,610           4,098
                                                                                                                              61.3

          Other operating expenses           63,216           60,972           3.7          125,550         117,929
                                                                                                                               6.5

                                         -----------      -----------     ---------      -----------     -----------      ---------

              Total non-interest            204,400          191,099           7.0          402,258         376,512
                                                                                                                               6.8

              expense                    -----------      -----------     ---------      -----------     -----------      ---------

     Income before income tax expense        77,704           86,005          (9.7)         162,820         169,042
                                                                                                                              (3.7)
     Income Tax Expense                      24,500           26,383          (7.1)          51,296          50,822
                                                                                                                               0.9

                                         -----------      -----------     ---------      -----------     -----------      ---------

     Net Income                              53,204           59,622         (10.8)         111,524         118,220
                                                                                                                              (5.7)
                                         ===========      ===========     =========      ===========     ===========      =========
     Net Income Applicable To
     Common Stock                            53,204           57,945          (8.2)         111,524         114,865
                                                                                                                              (2.9)
                                         ===========      ===========     =========      ===========     ===========      =========

     FTE Adjustment                           3,997            5,286                          8,589          10,602

     Preferred dividends                          --           1,677                              --          3,355

     Common dividends                        24,205           22,855                         48,018          42,935

     Common dividends per share                0.40             0.40                           0.80            0.75

     declared

                                                       Twelve Months Ended June 30,
                                                   -----------------------------------

     ($ in thousands, except per share data)       1994            1993          % Change
                                               -----------      -----------      ---------

     Total Interest Income                      1,501,716        1,550,468           (3.1)
     Total Interest Expense                       586,079          653,399          (10.3)
                                               -----------      -----------      ---------

















     Net Interest Income                          915,637          897,069            2.1
     Provision for loan losses                     84,021           84,290           (0.3)
                                               -----------      -----------      ---------

     Net Interest Income After Provision          831,616          812,779            2.3
                                               -----------      -----------      ---------

     Non-interest Income
          Service charges on deposit accounts      85,468           82,500            3.6
          Trust and financial services income      80,021           72,634           10.2
          Investment securities transactions       15,776           18,475          (14.6)
          Other non-interest income               116,130          105,245           10.3
                                               -----------      -----------      ---------

               Total non-interest income          297,395          278,854            6.6
                                               -----------      -----------      ---------
     Non-interest Expense

          Personnel                               416,009          401,232            3.7
          Occupancy and equipment, net            111,192          110,882            0.3
          Amortization of intangibles              11,414           36,639          (68.8)
          Other operating expenses                250,659          224,851           11.5
                                               -----------      -----------      ---------

               Total non-interest expense         789,274          773,604            2.0
                                               -----------      -----------      ---------
     Income before income tax expense             339,737          318,029            6.8

     Income Tax Expense                            99,048          106,196           (6.7)
                                               -----------      -----------      ---------
     Net Income                                   240,689          211,833           13.6
                                               ===========      ===========      =========

     Net Income Applicable To
     Common Stock                                 237,891          203,675           16.8
                                               ===========      ===========      =========

















     FTE Adjustment                                21,087           22,745
     Preferred dividends                            2,798            8,158
     Common dividends                              94,685           82,726
     Common dividends per share declared             1.60             1.45

                                         FIRST OF AMERICA BANK CORPORATION
                                               Financial Highlights
                                            Consolidated Balance Sheets

                                                                                       Quarter Average

                                                      At June 30,                          June 30,
                                               ------------------------            ------------------------

     ($ in thousands, except per share          1994              1993              1994              1993
     data)                                   -----------       -----------       -----------      -----------

     ASSETS

     Cash and due from banks                     889,900          865,159           894,198           803,327
     Federal funds sold and other short           59,985           15,419            68,733            51,709
     term investments
     Securities:

           Held to maturity                    3,113,702        4,619,262         3,077,472         4,630,400
           Available for sale                  2,950,705                --        2,646,698                 --
           Held for sale                               --         418,078                 --          550,495
     Loans, net of unearned income

           Consumer                            5,572,862        4,540,688         5,380,527         4,412,946
           Commercial, financial and           2,226,142        2,092,486         2,190,734         2,130,664
           agricultural                        3,143,184        2,884,452         3,095,201         2,880,939
           Commercial real estate              4,206,142        4,108,527         3,990,807         4,156,486
           Residential real estate                70,837          260,269           119,779           176,381
           Loans held for sale                -----------      -----------       -----------       -----------

                 Total loans                  15,219,167       13,886,422        14,777,048        13,757,416
           Less: Allowance for loan losses       204,465          181,729           201,291           180,240
                                              -----------      -----------       -----------       -----------
















                 Net loans                    15,014,702       13,704,693         14,575,757        13,577,176
                                              -----------      -----------       -----------       -----------

     Total Earning Assets                      21,343,559       18,939,181        20,569,951        18,990,020
                                              -----------      -----------       -----------       -----------

     Premises and equipment, net                 454,449          388,278           443,457           384,761
     Intangibles                                 223,085          122,263           203,984           122,838
     Other assets                                370,948          347,166           330,452           323,335
                                              -----------      -----------       -----------       -----------
     TOTAL ASSETS                             23,077,476       20,480,318        22,240,751        20,444,041
                                              ===========      ===========       ===========       ===========

     LIABILITIES
     Deposits

           Non-interest bearing                2,690,516        2,475,687         2,650,609         2,388,731
           Other core deposits                 7,552,046        6,936,028         7,360,698         6,926,800
           CD's - negotiated                   1,007,697          835,773           995,154           915,793
           Other time deposits                 7,871,989        7,626,541         7,835,637         7,710,684
                                              -----------      -----------       -----------       -----------

                 Total deposits               19,122,248       17,874,029        18,842,098        17,942,008
                                              -----------      -----------       -----------       -----------
     Short term borrowings                     1,812,869          739,947         1,308,168           652,371
     Long term debt                              410,689          271,601           348,860           273,975
     Other liabilities                           210,129          182,907           209,032           181,839
                                              -----------      -----------       -----------       -----------

                 Total liabilities            21,555,935       19,068,484        20,708,158        19,050,193
                                              -----------      -----------       -----------       -----------
                 Total interest bearing       18,655,290       16,409,890        17,848,517        16,479,623
                 liabilities                  -----------      -----------       -----------       -----------

     SHAREHOLDERS' EQUITY

     Preferred equity                                  --          74,586                 --           74,586
     Common equity                             1,521,541        1,337,248         1,532,593         1,319,262
                                              -----------      -----------       -----------       -----------














                 Total shareholders'           1,521,541        1,411,834         1,532,593         1,393,848
                 equity                       -----------      -----------       -----------       -----------

     TOTAL LIABILITIES AND SHAREHOLDERS'
           EQUITY                             23,077,476       20,480,318        22,240,751        20,444,041
                                              ===========      ===========       ===========       ===========


     Shares outstanding

           Primary                            59,171,456       57,134,965        60,141,900        57,448,318
           Fully Diluted                      59,171,456       59,490,307        60,141,900        59,738,075
     Book value per share

           Primary                                 25.71            23.41
           Fully Diluted                           25.71            23.73

                                                       Year to Date Average
                                                             June 30,
                                                     ------------------------

     ($ in thousands, except per share data)           1994             1993
                                                   -----------      -----------


     ASSETS
     Cash and due from banks                          873,117          810,406
     Federal funds sold and other short                82,404          103,669
     term investments

     Securities:
            Held to maturity                        2,603,097        3,976,393
            Available for sale                      2,724,392                --
            Held for sale                                   --         987,996

     Loans, net of unearned income















            Consumer                                5,228,910        4,344,050
            Commercial, financial and               2,164,018        2,132,933
            agricultural                            3,063,324        2,874,895
            Commercial real estate                  3,886,400        4,144,222
            Residential real estate                   193,534          161,718
            Loans held for sale                    -----------      -----------

                   Total loans                     14,536,186       13,657,818

            Less: Allowance for loan losses           197,064          178,800
                                                   -----------      -----------
                   Net loans                       14,339,122       13,479,018
                                                   -----------      -----------

     Total earning assets                          19,946,079       18,725,876
                                                   -----------      -----------
     Premises and equipment, net                      438,352          380,830
     Intangibles                                      170,771          123,301
     Other assets                                     327,597          310,561
                                                   -----------      -----------

     TOTAL ASSETS                                  21,558,852       20,172,174
                                                   ===========      ===========

     LIABILITIES
     Deposits

            Non-interest bearing                    2,597,852        2,360,222
            Other core deposits                     7,214,740        6,874,462
            CD's - negotiated                         945,971          895,749
            Other time deposits                     7,735,707        7,732,037
                                                   -----------      -----------
                   Total deposits                  18,494,270       17,862,470
                                                   -----------      -----------



















     Short term borrowings                          1,024,717          482,058
     Long term debt                                   308,470          263,328
     Other liabilities                                200,572          189,985
                                                   -----------      -----------

                   Total liabilities               20,028,029       18,797,841
                                                   -----------      -----------

                   Total interest bearing          17,229,605       16,247,634
                   liabilities                     -----------      -----------
     SHAREHOLDERS' EQUITY

     Preferred equity                                       --          74,586
     Common equity                                  1,530,823        1,299,747
                                                   -----------      -----------
                   Total shareholders' equity       1,530,823        1,374,333
                                                   -----------      -----------

     TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                        21,558,852       20,172,174
                                                   ===========      ===========


     Shares outstanding

            Primary                                59,957,182       57,393,456
            Fully Diluted                          59,957,182       59,751,111
     Book value per share

            Primary
            Fully Diluted

                                                  FIRST OF AMERICA BANK CORPORATION
                                                       SUPPLEMENTAL INFORMATION




                                                      1994                                          1993
                                              --------------------               ------------------------------------------

                                             2nd Qtr.      1st Qtr.        4th Qtr.       3rd Qtr.       2nd
                                                                                                          Qtr.          1st
                                                                                                          Qtr.
                                             June 30        Mar. 31         Dec. 31       Sept. 30        June
                                                                                                            30           Mar.
                                                                                                            31
                                            ---------      ---------       ---------      ---------      ---------      ---------

     Efficiency ratio as reported:             66.23          64.20           62.46          62.93          63.19
                                                                                                                           62.32





     Efficiency ratio assuming a net
     interest margin of 5.00 percent:          62.52          62.21           60.22          61.80          62.29
                                                                                                                           61.29



     Efficiency ratio assuming a net
     interest margin of 5.00 percent           62.75          63.71           61.05          62.33          62.79
                                                                                                                           62.78

     and excluding securities gains:


                             ----------------------------------------------------------------------------------------------------



     Non-interest expense as a percent
     percent of average assets:                 3.69           3.84            3.63           3.71           3.75
                                                                                                                            3.78


                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, First of America has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  FIRST OF AMERICA BANK CORPORATION
                                          REGISTRANT

    Date:  July 14, 1994          /s/ Thomas W. Lambert
                                  Thomas W. Lambert
                                  Executive Vice President  and Chief
                                  Financial Officer
                                  (Principal Financial and Accounting
                                  Officer)